Exhibit 99.1

North American Scientific Completes Acquisition of NOMOS Corporation

May 5, 2004

Transaction Creates Powerful Combination of Technology and Innovation
In the Treatment of Cancer

CHATSWORTH, CA. May 5, 2004—North American Scientific, Inc. (NASDAQ:NASI) today announced that it has completed the acquisition of NOMOS Corporation. The combined company is expected to provide a source of integrated products and services for the treatment of cancer.

The combination of the two oncology businesses leverages a worldwide customer base as well as an already-deployed sales force of 22 persons who will have the opportunity to cross-market existing product lines.

Under the terms of the acquisition, approximately 5.3 million shares of NASI common stock will be issued and approximately $12 million in cash will be paid, in the aggregate, to NOMOS stockholders in exchange for all of the outstanding capital stock of NOMOS. Following the transaction, the Company will have an estimated $28 million in cash and marketable securities and no bank debt. North American Scientific estimates that it will achieve approximately $27 million in revenues for its fiscal year ending October 31, 2004, with the inclusion of NOMOS as a revenue source for the final six months of the fiscal year.

Under the terms of the acquisition, North American Scientific’s board of directors announced that the board has been expanded from seven to nine members and John A. Friede, the former chairman of NOMOS, and John W. Manzetti, who will serve as President of NOMOS Radiation Oncology Division of North American Scientific, have been appointed to the board to fill the vacancies created thereby.

“We are pleased to welcome Mr. Friede and Mr. Manzetti to the North American Scientific board,” commented L. Michael Cutrer, President and CEO of North American Scientific. “They bring a wealth of business experience and knowledge regarding radiation therapy and we look forward to their contributions.”

“The acquisition of NOMOS Corporation expands the leadership role of both companies in the development and marketing of innovative radiation products for the treatment of cancer,” said Mr. Cutrer. “Our combined strength will allow us to build upon our innovative research and development and wide acceptance in the clinical community to provide further technological advancements in the fight against cancer.”

“This is clearly a combination of strengths in bringing to market a range of cancer management and treatment options,” said Mr. Manzetti. “Combining our expertise will maximize the potential for our market-leading technologies and enhance our capability to cultivate an even wider range of more precise and effective cancer treatment solutions in the future.”

About NOMOS Corporation
NOMOS is a leading supplier of planning and delivery technology for intensity modulated radiation therapy (IMRT). NOMOS’ Non-Invasive Scalpel™ IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. In addition, NOMOS offers both BAT®, a unique, market leading, ultrasound-based localization system that accurately defines a tumor target prior to treatment and PEREGRINE™, the first commercially available photon dose calculation system to incorporate state-of-the-art Monte Carlo radiation transport techniques to more accurately predict the radiation dose delivered to tumors and other structures within a patient’s body “before” radiation treatment is delivered.

About North American Scientific, Inc.
North American Scientific is a leader in the field of brachytherapy and was the first manufacturer of the two most commonly used FDA-approved isotopes for the treatment of prostate cancer, Iodine 125 and Palladium 103. Brachytherapy involves the implanting of low dose radioactive seeds in or near a tumor target. It can be used to treat a variety of cancers, but is most prevalent in the treatment of prostate cancer. Clinical studies have shown survival rates for brachytherapy patients are similar to those of patients who undergo surgical removal of the prostate; however, there is a significant reduction in the incidence of side effects such as impotence and incontinence.

For more information on North American Scientific and today’s acquisition of NOMOS Corporation, please visit the Company’s new website at www.nasmedical.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by North American Scientific, including, but not limited to, uncertainties relating to drug discovery and clinical development programs and processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of North American Scientific to directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive product and pricing, research and development estimates, market opportunities, costs related to the NOMOS acquisition transaction, potential difficulties in integrating the businesses of North American Scientific and NOMOS, risks associated with other acquisitions or strategic opportunities North American Scientific has consummated or may pursue and various other risk factors included in its filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and North American Scientific undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.